EXHIBIT A

ITEM 6. OWNERSHIP.

Nuveen Asset Management, LLC (“NAM”), is a registered investment adviser affiliated with TCIM and TAL. NAM may be deemed to be a beneficial owner of 227 shares of Issuer’s common stock. TIAA-CREF Investment Management, LLC (“TCIM”) is the investment adviser to the College Retirement Equities Fund (“CREF”), a registered investment company, and may be deemed to be a beneficial owner of 2,440,332 shares of Issuer’s common stock owned by CREF. Teachers Advisors, LLC (“TAL”) is the investment adviser to three registered investment companies, TIAA-CREF Funds (“Funds”), TIAA-CREF Life Funds (“Life Funds”), and TIAA Separate Account VA-1 (“VA-1”), as well as one or more separately managed accounts of Advisors (collectively, the “Separate Accounts”), and may be deemed to be a beneficial owner of 1,422,953 shares of Issuer’s common stock owned separately by Funds, Life Funds, VA-1, and/or the Separate Accounts.. These shares were acquired in the ordinary course of business, and not with the purpose or effect of changing or influencing control of the Issuer.